EXHIBIT 10.23

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

VENTURE LOAN AND SECURITY AGREEMENT

Dated as of September 30, 2007

by and between

HORIZON TECHNOLOGY FUNDING COMPANY V LLC,

a Delaware limited liability company

76 Batterson Park Road

Farmington, CT 06032

as Lender

and

PHARMASSET, INC.,

a Delaware corporation

303A College Road East

Princeton, New Jersey 08540

as Borrower

Commitment Amount Loan A: $10,000,000

Commitment Amount Loan B: $10,000,000

Commitment Amount Loan C: $10,000,000

Commitment Termination Date Loan A:	October 12, 2007

Commitment Termination Date Loan B:	March 31, 2008

Commitment Termination Date Loan C:	November 30, 2008

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The Lender and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s security interest in Borrower’s deposit accounts and/or accounts holding securities.

“Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.

“Agreement” means this certain Venture Loan and Security Agreement by and between Borrower and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lender).

“Borrower” means the Borrower as set forth on the cover page of this Agreement.

“Borrower’s Home State” means State of Delaware.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Borrower’s Home State.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied, which date is September 30, 2007.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

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“Commitment Amount” means collectively, Commitment Amount Loan A, Commitment Amount Loan B and Commitment Amount Loan C.

“Commitment Amount Loan A”, “Commitment Amount Loan B” and “Commitment Amount Loan C” each have the respective meanings as set forth on the cover page of this Agreement.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Commitment Termination Date” means collectively, Commitment Termination Date Loan A, Commitment Termination Date Loan B and Commitment Termination Date Loan C.

“Commitment Termination Date Loan A”, “Commitment Termination Date Loan B” and Commitment Termination Date Loan C each have the respective meanings as set forth on the cover page of this Agreement.

“Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“FDA” means the United States Food and Drug Administration.

“Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

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“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” means, with respect to Borrower or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower and the Subsidiaries.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

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“Intellectual Property HIV Asset” means all of Borrower’s right, title and interest in and to Intellectual Property related to any molecule or compound used in, or in development for, now or in the future, the treatment of human immunodeficiency virus (“HIV”).

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.

“Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.

“Lender” means the Lender as set forth on the cover page of this Agreement, and the several banks and other financial institutions or entities which may from time to time become participating parties to this Agreement.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lender’s reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit to Borrower made under this Agreement, and “Loans” means, collectively, all such advances of credit.

“Loan A” means the first advance of credit to Borrower under this Agreement in the Commitment Amount Loan A.

“Loan B” means the advance of credit to Borrower under this Agreement, if any, in the Commitment Amount Loan B.

“Loan C” means the advance of credit to Borrower under this Agreement, if any, in the Commitment Amount Loan C.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrant, any Landlord Agreement, any Account Control Agreement, any Participation Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.

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“Loan Rate” means, with respect to each Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 12% or (b) 12% plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is five (5) Business Days before the Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 5.32%.

“Market Capitalization” means an amount determined by multiplying the number of shares of all of Borrower’s common stock outstanding on the applicable date, including, but not limited to all shares issued to or for the benefit of any Affiliate, officer, director, employee of Borrower and each of their respective family members and controlled entities on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), by the then current market price of the Borrower’s common stock on the NASDAQ Global National Market as reported on the Internet website “www.nasdaq.com” or if such website is unavailable, as reported in The Wall Street Journal as of such date.

“Material Agreement” means any agreement attached to any of the filings made by the Borrower with the U.S. Securities and Exchange Commission (the “SEC”).

“Maturity Date” means, with respect to each Loan, the date which is forty-five (45) months after the first day of the month following the month in which any Loan is made, or if earlier, the date of acceleration of any Loan following an Event of Default or the date of prepayment, whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto, and, collectively, “Notes” means all such promissory notes.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description evidenced by the Loan Documents (other than the Warrant), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.

“Participation Agreement” means that certain Participation Agreement entered into by each Lender, substantially in the form of Exhibit F attached hereto.

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of Borrower to Lender;

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(b) Indebtedness of Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens;

(c) Indebtedness and trade debt arising in the ordinary course of business; and

(d) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule.

“Permitted Investments” means and includes any investments permitted to be entered into pursuant to the Investment Policy approved by the Board of Directors of the Borrower as may be amended from time to time. A current copy of such Investment Policy is attached hereto as Exhibit G.

“Permitted Liens” means and includes:

(a) the Lien created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);

(c) Liens identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower); and

(e) Liens upon any equipment or other personal property acquired by Borrower after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that (A) that such Liens shall be created substantially simultaneously with the acquisition of such equipment or personal property, (B) such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof, and (C) no such Lien shall be created, incurred, assumed or suffered to exist in favor of Borrower’s officers, directors or shareholders holding five percent (5%) or more of Borrower’s Equity Securities.

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“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.11 of this Agreement.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries and “Subsidiaries” means, collectively, each and every Subsidiary.

“Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of the Lender or its designees to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial

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computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitment.

(a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower within five (5) Business Days following the Closing Date, Loan A in the principal amount of Commitment Amount Loan A. Subject to the terms and conditions of this Agreement, including, without limitation, Section 3.3 below, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower prior to the (i) Commitment Termination Date Loan B, Loan B in the principal amount of Commitment Amount Loan B and (ii) Commitment Termination Date Loan C, Loan C in the principal amount of Commitment Amount Loan C. Notwithstanding, anything contained herein to the contrary, Horizon Technology Funding Company V LLC (“Horizon”) shall have no obligation to fund more than Twenty Million Dollars ($20,000,000) (“Horizon Total Commitment Amount”) in the aggregate at any one time.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, or (ii) the Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in Lender’s sole judgment, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, but such material adverse change shall not be considered to be an Event of Default.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make payments of accrued interest only on the outstanding principal amounts of Loan A, Loan B and Loan C on the first fifteen (15) Payment Dates specified in the Note applicable to such Loan. Thereafter, Borrower shall make thirty (30) equal payments of principal plus accrued interest on the outstanding

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principal amount of each Loan on each subsequent Payment Date as set forth in the Note applicable to such Loan (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to six percent (6%) of any Scheduled Payment not paid when due.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.

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(b) Upon ten (10) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all of the Loans by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; (ii) for each Loan an amount equal to (A) if the Loan is prepaid within fifteen (15) months from the Funding Date thereof, four (4%) percent of the then outstanding principal balance of the Loan, (B) if the Loan is prepaid more than fifteen (15) months from the Funding Date thereof but less than thirty (30) months from the Funding Date, three (3%) percent of the then outstanding principal balance of the Loan, or (C) if the Loan is prepaid more than thirty (30) months from the Funding Date thereof, two (2%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lender via wire transfer as follows:

Payment via wire transfer: Credit:	Horizon Technology Funding Company V LLC

Bank Name:	ABN Amro/LaSalle Bank NA CDO Trust Services

Bank Address:	135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603 Attn: Greg Meyers, 312-904-0283
Account No.:	2090067 – Trust GL
FFCT-Reference Account Number	721771.1
ABA Routing No.:	071000505
Reference:	Pharmasset Invoice #_________

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lender of the date on which Borrower desires Lender to make any Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date to be within five (5) Business Days of Borrower’s notice. Borrower’s execution and delivery to Lender of a Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

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(b) Loan Rate Calculation. Prior to each Funding Date, Lender shall establish the Loan Rate with respect to such Loan, which shall be set forth in the Note to be executed by Borrower with respect to such Loan and shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Lender a good faith deposit in the amount of Seventy-Five Thousand Dollars ($75,000) (the “Good Faith Deposit”). The Good Faith Deposit will be utilized to pay any amount due Lender under Section 2.6(b) below and the balance will be applied to the Commitment Fee.

(b) Legal, Due Diligence and Documentation Expenses. Upon the earlier of funding Loan A or within five (5) Business Days of the execution and delivery of this Agreement, Borrower shall pay to Lender all of Lender’s legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents in an amount not to exceed Fifty Thousand Dollars ($50,000).

(c) Commitment Fee. Borrower shall pay Lender upon the earlier of funding Loan A or within five (5) Business Days of the execution and delivery of this Agreement a one-time commitment fee in the amount of One Hundred Fifty Thousand ($150,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt.

3. Conditions of Loan.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of any Loan and shall be deemed added to Section 3.2):

(a) Loan Agreement. This Agreement duly executed by Borrower and Lender.

(b) Warrant. The Warrant duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of Borrower with copies of the following documents attached: (i) the articles, certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

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(d) Good Standing Certificates. A good standing certificate from Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.

(e) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.

(f) Legal Opinion. A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto.

(g) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making a Loan. The obligation of Lender to make each Loan is further subject to the following conditions:

(a) No Default. No Default or Event of Default shall have occurred and be continuing.

(b) Note. Borrower shall have duly executed and delivered to Lender a Note in the amount of the Loan.

(c) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4. Borrower authorizes Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.

(d) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(e) Participation Agreements. The Participation Agreement duly executed by each Lender, if applicable.

(f) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(g) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by Lender or otherwise in form and substance satisfactory to Lender.

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(h) Landlord Agreements. Borrower shall have provided Lender with a Landlord Agreement for each location where Borrower’s books and records and the Collateral is located (unless Borrower is the fee owner thereof).

(i) Legal Opinion. A legal opinion of Borrower’s counsel covering the matters set forth in Exhibit D hereto and certain other opinions as reasonably requested by Lender.

(j) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Condition Precedent to Making Loan B and Loan C. Borrower shall not request and Lender shall have no obligation to make (a) Loan B until, in addition to all of the other terms and conditions contained herein, Borrower provides Lender with ****** and (b) Loan C until, in addition to all of the other terms and conditions contained herein, within 30 days of the receipt by Lender ******.

3.4 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced. Borrower expressly agrees that the extension of such Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interest. Borrower grants to Lender a valid, first priority, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other

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proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing;

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but

(g) Notwithstanding the foregoing: the Collateral shall not include (i) any Intellectual Property or Intellectual Property HIV Asset; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”) (ii) the specific equipment and property listed on Schedule 4.1(g) attached hereto and (iii) any of the property of the Borrower listed in Section 4.1(a) of this Agreement which becomes property of the landlord by virtue of being fixed to the Landlord’s property. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

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4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

4.3 Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. The Collateral (other than Borrower’s deposit accounts and/or accounts holding securities, which shall at all times be subject to one or more Account Control Agreements) is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule, provided, that certain (a) goods and equipment of Borrower used by Borrower in the ordinary course of business for its clinical study programs may be located at the premises for such programs and (b) personal property of Borrower used in its ordinary course of business having a value not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate at any one time may be removed from the location listed on the cover page hereof from time to time. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.

4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.7 Protection of Intellectual Property. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Lender in writing of material infringements, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

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4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”); provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lender’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender. Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:

5.1 Organization and Qualification. Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.

5.2 Authority. Borrower and each Subsidiary has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower and each Subsidiary has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower or any Subsidiary is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the articles, certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any Subsidiary or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any Material Agreement or instrument to which Borrower or any Subsidiary is a party or by which they or any of their Property is bound or to which they or any of their Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

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5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loans, the execution and delivery of the other Loan Documents to which Borrower or any Subsidiary is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower or such Subsidiary, as applicable. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower or any Subsidiary is a party, (ii) the performance of Borrower’s and each Subsidiaries’ obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.

5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

5.7 Litigation. There are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lender present fairly in all material respects Borrower’s combined financial condition as of the date thereof and Borrower’s combined results of operations for the period then ended.

5.9 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower and its Subsidiaries since June 30, 2007 that has not been disclosed in documents filed with or furnished to the SEC by the Borrower.

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5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.12 Subsidiaries. Borrower has no Subsidiaries.

5.13 Catastrophic Events; Labor Disputes. Neither Borrower nor its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.

5.14 Certain Agreements of Officers, Employees and Consultants.

(a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.

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(b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.

6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:

6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower and each Subsidiary shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.

6.2 Government Compliance. Borrower and its Subsidiaries shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower’s and Subsidiaries’ operations during such period, certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, if Borrower ceases to be a reporting company for purposes of the Securities Exchange Act of 1934, as amended, or ceases to file financial statements with the SEC, audited combined financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (c) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year or the date of Borrower’s board of directors’ adoption, Borrower’s operating budget and plan for the next fiscal year; (d) promptly as they are available and in any event (x) at the time of filing of Borrower’s Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of Borrower, the financial statements of Borrower filed with such Form 10-K; and (y) at the time of filing of Borrower’s Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of Borrower, the financial statements of Borrower filed with such Form 10-Q. and (e) such other financial information as Lender may reasonably request from time to time. In addition, Borrower shall deliver to Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; and (ii) immediately upon receipt of notice thereof, a report of any material legal actions

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pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower or any Subsidiary of One Hundred Fifty Thousand Dollars ($150,000).

6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.

6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

6.7 Use; Maintenance. Borrower shall, consistent with its prior practice, keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in operating condition and repair and shall, consistent with its prior practice, make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Lender has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall

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have a lender’s loss payable endorsement showing Lender as an additional loss payee and all liability policies shall show Lender as an additional insured and all policies shall provide that the insurer must give Lender at least thirty (30) days notice before canceling its policy. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lender has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.

6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lender’s Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).

6.10 Market Capitalization. If any time during the term of this Agreement, Borrower’s Market Capitalization is

(a) less than Ninety Million Dollars ($90,000,000) and remains less than Ninety Million Dollars ($90,000,000) for fifteen (15) consecutive days in which the NASDAQ is open for trading to the public, then Borrower will be required to repay, in immediately available funds, fifty percent (50%) of the then outstanding principal balance of all Loans without prepayment penalty or premiums; and

(b) less than Forty Million Dollars ($40,000,000) and remains less than Forty Million Dollars ($40,000,000) for fifteen (15) consecutive days in which the NASDAQ is open for trading to the public, then Borrower will be required to repay in immediately available funds all accrued and unpaid interest on the Loans, the outstanding principal balance of all Loans and all outstanding Obligations owed to Lender without prepayment penalty or premiums.

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6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender’s security interest in the Collateral.

7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower and each Subsidiary shall not:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.

7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property or any Subsidiary’s Property, whether now owned or hereafter acquired, except Permitted Liens.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for Transfers of worn-out or obsolete equipment.

7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock option plans, employee stock purchase plans, employee restricted stock agreements or similar arrangements provided that at the time of such repurchases and after giving effect thereto no Default or Event of Default has occurred and is continuing); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in common stock.

7.6 Mergers or Acquisitions. Merge or consolidate with or into any other Person or acquire all or substantially all of the capital stock or assets of another Person without the consent of Lender; provided, that if Lender does not consent to any of the foregoing transactions, Borrower may prepay all of the Loans without prepayment penalty or premium.

7.7 Change in Ownership. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or at any time that the Borrower’s stock ceases to be traded on a public national exchange or stock market, have a material change in its ownership of greater than twenty five percent (25%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the investment).

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7.8 Transactions With Affiliates. Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of Borrower.

7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make any Investment except for Permitted Investments.

7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.

7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lender is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property, Intellectual Property HIV Asset, or Transfer any Intellectual Property or Intellectual Property HIV Asset, whether now owned or hereafter acquired, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business. Notwithstanding the foregoing, Lender agrees that it will release Borrower’s Intellectual Property HIV Asset from the limitations set forth in this Section in conjunction with any financing or strategic transaction which has been approved by Borrower’s Board of Directors, including, without limitation, any transaction where such Intellectual Property HIV Asset is transferred in whole or in part to an Affiliate of Borrower, provided, that Borrower at all times retains an exclusive right to repurchase the Intellectual Property HIV Assets and no Event of Default has occurred and is continuing at such time.

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8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date, or (ii) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 6.8 or Section 6.10 or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the earlier of Borrower’s knowledge or written notice from Lender of such default, unless the nature of the failure is such that (a) it cannot be cured within thirty (30) day period, (b) the Borrower institutes corrective action within the thirty (30) day period, and (c) the Borrower completes the cure within a period of an additional thirty (30) days. During this thirty (30) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Intentionally Omitted.

8.5 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim in excess of One Hundred Fifty Thousand Dollars ($150,000) becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment in excess of One Hundred Fifty Thousand Dollars ($150,000) is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

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8.6 Service of Process. The service of process upon Lender seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by Lender, or the delivery upon Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Lender) seeking to foreclose or attach any such accounts or securities.

8.7 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000) or a default after the expiration of any applicable notice and/or cure periods) shall exist under any financing agreement with Lender or any of Lender’s Affiliates.

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of twenty (20) days or more.

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower.

8.10 Breach of Warrant. If Borrower shall breach any material term of the Warrant.

8.11 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.12 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.

8.13 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.

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9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lender);

(b) Protection of Collateral. Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

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Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may

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reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including, without limitation, Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then to the unpaid interest thereon, then to the amounts which would

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have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, then to the principal balance of the Loans, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, shareholders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of

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Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify Lender for any liability incurred by Lender as a direct and sole result of Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lender, each of its partners, and each of their respective, agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Lender without first obtaining Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

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If to Borrower:	Pharmasset, Inc. 303A College Road East Princeton, New Jersey 08540 Attention: Fax: Ph:

If to Lender:	Horizon Technology Funding Company V LLC 76 Batterson Park Road Farmington, CT 06032 Attention: Legal Department Fax: (860) 676-8655 Ph: (860) 676-8654

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of any of the Loans, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information, and provided, further, such participant or assignee shall execute and deliver to the other Lender a Participation Agreement, whereupon such party shall become a “Lender” for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements,

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negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.

(c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

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13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all time shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Lender shall not disclose such information to any third party (other than to Lender’s partners, attorneys, governmental regulators, or auditors, or to Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loans, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender. Notwithstanding the foregoing, Lender’s agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Venture Loan & Security Agreement to be executed as of the date first above written.

BORROWER:

PHARMASSET, INC.

By:	/s/ KURT LEUTZINGER
Name:	Kurt Leutzinger
Title:	Chief Financial Officer

LENDER:

HORIZON TECHNOLOGY FUNDING COMPANY V LLC

By:	Horizon Technology Finance, LLC, its agent

By:	/s/ ROBERT D. POMEROY, JR.
Robert D. Pomeroy, Jr., Managing Member

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Legal Opinion
Exhibit E	Form of Officer’s Certificate
Exhibit F	Form of Participation Agreement
Exhibit G	Investment Policy

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EXHIBIT A

DISCLOSURE SCHEDULE

Borrower hereby certifies the following information to Lender:

Section 1. Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.

(a) The exact corporate name of Borrower as it appears in its Articles of Incorporation, as amended to date is: Pharmasset, Inc.

(b) Borrower’s state of incorporation is: Delaware.

(c) The organizational ID number of Borrower from its jurisdiction of incorporation is 3796672.

(d) Borrower’s taxpayer identification number is 98-0406340.

(e) The following is a list of all corporate names, dba or trade names used by Borrower in the past five years: Pharmasset, Inc. and Pharmasset, Ltd.

(f) The following is a list of all Subsidiaries of Borrower: N/A.

(g) The address of Borrower’s headquarters and chief executive office is: 303A College Road East, Princeton, New Jersey 08540. The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: New Jersey and Georgia.

(h) The following is a list of all States where Borrower’s property and assets have been located in the past five years: New Jersey, Georgia, and North Carolina.

(i) The following is a list of all of Borrower’s deposit accounts (bank name, address and account names and numbers): Account No. 373-49855-12-500. Citigroup Global Markets, 3455 Peachtree Road North East, Suite 1400, Atlanta GA 30326.

(j) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers): Account No. 373-91554-18-500. Citigroup Global Markets, 3455 Peachtree Road North East, Suite 1400, Atlanta GA 30326.

Section 2. Liens to be included in the definition of Permitted Liens

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Capital Lease by and between Pharmasset, Inc. and Commerce Capital Leasing, LLC dated October 15, 2006 for the various and sundry laboratory equipment listed on the schedules thereto.

Section 3. Additional Disclosures

•

In addition to the items leased by the Capital Lease referred to in Section 2 hereof, the following items in Borrower’s possession, at its location at 303A College Road East, Princeton, New Jersey 08540, are not owned by the Borrower and do not represent Collateral under the Agreement.:

Item	Value ($)
1. Leasehold Improvements	1,836,552.90
2. Telephone Equipment	35,257.37
3. Boiler	34,900.00

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EXHIBIT B

FUNDING CERTIFICATE

The undersigned, being the duly elected and acting _______________________ of PHARMASSET, INC., a Delaware corporation (“Borrower”), does hereby certify to HORIZON TECHNOLOGY FUNDING COMPANY V LLC (the “Lender”) in connection with that certain Venture Loan and Security Agreement dated as of September 30, 2007 by and between Borrower and Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.

2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.

3. Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.

5. No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, has occurred.

6. The proceeds for Loan [_] should be disbursed as follows:

Disbursement from Lender:
Loan Amount	$
Less:
Legal Fees	$
Balance of Commitment Fee	$
Net Proceeds due from Lender:	$

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7. The aggregate net proceeds of Loan [ ] in the amount of $_________________ shall be transferred to Borrower’s account as follows:

Account Name:

Bank Name:

Bank Address:

Attention:

Telephone:

Account Number:

ABA Number:

Dated: _________, 2007

BORROWER:

PHARMASSET, INC.

By:
Name:
Title:

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EXHIBIT C

SECURED PROMISSORY NOTE

$	[September] , 2007

FOR VALUE RECEIVED, the undersigned, PHARMASSET, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY V LLC, a Delaware limited liability company (“Lender”) the principal amount of                                                                                                    Dollars ($                    ) or such lesser amount as shall equal the outstanding principal balance of the Loan [        ] (the “Loan”) made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.

Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is              percent (    %) per annum based on a year of twelve 30-day months. If the Funding Date is not the first (1st) day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first (1st) calendar day of the next calendar month. Commencing                     , 2007, through and including                 , 200    , on the first (1st) day of each month (each an “Interest Payment Date”) Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan. Commencing on                     , 200    , and continuing on the first (1st ) day of each month thereafter (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrower shall make to Lender thirty (30) equal payments of principal and accrued interest on the then outstanding principal amount due hereunder of                                                           Dollars ($                    ). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on                                                          .

Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of [September] __, 2007 by and between Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

PHARMASSET, INC.

By:
Name:
Title:

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EXHIBIT D

ITEMS TO BE COVERED BY OPINION OF BORROWER’S COUNSEL

1. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and authorized to do business in the State of New Jersey.

2. Borrower has the full corporate power, authority and legal right, and has obtained all necessary approvals, consents and given all notices to execute and deliver the Loan Documents and perform the terms thereof.

3. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute valid, legal and binding agreements, and are enforceable in accordance with their terms.

4. To our knowledge, there is no action, suit, audit, investigation, proceeding or patent claim pending or threatened against Borrower in any court or before any governmental commission, agency, board or authority which might have a material adverse effect on the business, condition or operations of Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

5. The Shares (as defined in the Warrant) issuable pursuant to exercise or conversion of the Warrant have been duly authorized and reserved for issuance by Borrower and, when issued in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

6. The execution and delivery of the Loan Documents are not, and the issuance of the Shares upon exercise of the Warrant in accordance with the terms thereof will not be, inconsistent with Borrower’s Articles of Incorporation, as amended, or Bylaws, do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to Borrower, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which Borrower is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

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EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

TO: HORIZON TECHNOLOGY FUNDING COMPANY V LLC

Reference is made to the Venture Loan and Security Agreement dated as of September 30, 2007 (as it may be amended from time to time, the “Loan Agreement”) by and between PHARMASSET, INC. (“Borrower”) and HORIZON TECHNOLOGY FUNDING COMPANY V LLC (“Lender”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.

The undersigned Responsible Officer of Borrower hereby certifies to Lender that:

1. No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2. The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3. Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4. Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER:

PHARMASSET, INC.

By:
Name:
Title:

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EXHIBIT F

FORM OF PARTICIPATION AGREEMENT

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EXHIBIT G

INVESTMENT POLICY

OF

PHARMASSET, INC.

The securities investments of Pharmasset, Inc. (the “Company”) should be made in accordance with this Investment Policy.

It is the Company’s policy to make investments for the purpose of conserving capital and liquidity until the funds are used in the Company’s primary business, which is to research and develop drugs to treat viral infections. The Company’s capital preservation investments should be liquid so that they can be readily sold to support the Company’s research and development activities as necessary and present limited credit risk. This Investment Policy emphasizes principal preservation, so it requires strong issuer credit ratings and limits the amount of credit exposure. No investment can be speculative or present a significant lack of liquidity or significant credit risk.

The Company’s management is permitted to invest its funds in the following securities:

ACCEPTABLE INVESTMENTS

U.S. Treasury Securities	Asset-Backed Securities
Federal Agency Securities (GSE’s)	Floating Rate Notes
Repurchase Agreements	Corporate Notes/Bonds
Commercial Paper (foreign and domestic issues)
Time Deposits
Certificates of Deposit
Yankee Certificates of Deposit
Euro Certificates of Deposit
Money Market Funds/Sweep Vehicle
Bankers’ Acceptances

BENCHMARK

Merrill Lynch 6-Month U.S. Treasury Bill Index

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MATURITY PARAMETERS

Maximum Maturity/Demand Feature/Average Life:	2 years
Maximum Average Maturity for Portfolio	1 year

CONCENTRATION AND DIVERSIFICATION

No more than 5% in any single issue/issuer except U.S. Treasury/Agency Securities at time of purchase.

MINIMUM ACCEPTABLE CREDIT QUALITY

The obligor must be rated in the rating category as indicated below by at least two of the Nationally Recognized Statistical Rating Organizations (NRSRO’s).

	5.	S & P	6.	Moody’s	7.	Fitch IBCA
Short Term Rating		A-1		P-1		F-1
Long Term Rating		A-		A3		A-

Investments in equity securities generally are not allowed. Investments related to licensing contracts and equity holdings in any licensor, licensee or collaborative partner are treated as “other investments” and are allowed only to the extent permitted by Rule 3a-8 of the U.S. Investment Company Act of 1940, as amended.

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